Exhibit 99.1

For Immediate Release	Contact:	John M. Cochrane
(610) 397-5298
john_cochrane@pmagroup.com

PMA Capital Announces Insurance Department Approval and Closing of the
Sale of Its Run-off Operations

Blue Bell, PA, December 24, 2009 – PMA Capital Corporation (NASDAQ: PMACA) today announced that it received regulatory approval from the Pennsylvania Insurance Department for the sale of PMA Capital Insurance Company, its former reinsurance and excess and surplus lines company, which was placed in run-off in 2003 (“Run-off Operations”).  The Company also announced that it executed an Amended and Restated Stock Purchase Agreement ("Amended Agreement”) with Armour Reinsurance Group Limited for the sale of the Run-off Operations and closed on that sale.

Vincent T. Donnelly, President and Chief Executive Officer, commented, “We are pleased with the Department’s approval and the completion of the sale of our Run-off Operations.  The divestiture of this business removes a source of the volatility and uncertainty that negatively affected our results over the past several years.  We believe we are well positioned for the future and look forward to the continued growth of our insurance and fee-based businesses.”

Under the terms of the Amended Agreement, the Company received $100,000 for the shares of the Run-off Operations and agreed to contribute $13 million to the Run-off Operations and enter into two capital support agreements.  The capital contribution included cash of $3 million and a note payable in two equal installments of $5 million in 2010 and 2011.  The capital support agreements may require the Company to make payments to the Run-off Operations in the event its payments on claims in the excess workers’ compensation and certain excess liability (occurrence) lines of business exceed certain pre-established limits.  Such support is limited to an amount not to exceed $46 million and any payments with respect to the supported lines of business are not expected to commence until 2018 and may extend to 2052.  Generally Accepted Accounting Principles require guarantees to be recorded at fair value at inception, which the Company estimates is approximately $13 million for the capital support agreements.  As previously disclosed, the Company expects to record an after-tax charge of approximately $17 million, or $0.52 per share, with the closing of the transaction.

PMA Capital Corporation, headquartered in Blue Bell, Pennsylvania, is a holding company whose operating subsidiaries provide insurance and fee-based services.  Insurance products include workers’ compensation and other commercial property and casualty lines of insurance.  Fee-based services include third party administrator, managing general agent and program administrator services.  The operating subsidiaries are marketed under PMA Companies and include The PMA Insurance Group, PMA Management Corp., PMA Management Corp. of New England and Midlands Management Corporation.

For additional information, visit www.pmacapital.com.